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                                                                    EXHIBIT 99.1
Contacts:
Stephen J. Mock
Cecelia C. Heer
Par Pharmaceutical Companies, Inc.
(201) 802-4000

PAR PHARMACEUTICAL ANNOUNCES DIVESTITURE OF FINETECH

SPRING VALLEY, NY, JAN. 26, 2006 - Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced the divestiture of FineTech Laboratories Ltd., effective December 31, 2005. Acquired by Par in 2002, FineTech employs 42 people at its research and development facility in Haifa, Israel. FineTech develops and utilizes highly complex synthetic chemical processes to design and develop intermediate ingredients used in the production of finished products for the pharmaceutical industry. Par will recognize a non-cash charge of approximately $35 million in the fourth quarter of 2005 as a result of the FineTech divestiture. Since Par will no longer be required to fund the operations of FineTech, Par expects to recognize annual pre-tax cost savings of approximately $4 million.

FineTech has been transferred to Arie L. Gutman, Ph.D., president and chief executive officer of FineTech. In connection with this transaction, Dr. Gutman has resigned from Par's board of directors. He had served as a member of the board since 2002. As an independent entity, FineTech will be better positioned to fulfill its original mission of providing research and development services to customers in the pharmaceutical industry. Par will continue to collaborate with FineTech on specific projects and, through a supply agreement, FineTech will continue to provide Par with certain active pharmaceutical ingredients.

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. In 2005, Par received approval for and introduced Megace(R) ES, its first branded pharmaceutical product, and expects to launch its second in 2006. Par's Generic Products Division is committed to providing high-quality pharmaceuticals that are affordable and accessible to patients. Par manufactures, markets or licenses more than 100 generic drugs. For press release and other company information, visit WWW.PARPHARM.COM

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting FDA filings and approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, new product development and launch, reliance on key strategic alliances, uncertainty of patent litigation filed against us, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q, and Form 8-K reports.